Exhibit 99.1

Pacific Capital Bancorp Announces Preliminary Results

for Second Quarter of 2006

Santa Barbara, Calif., June 26, 2006 – Pacific Capital Bancorp (Nasdaq: PCBC) today announced preliminary financial results for the quarter ended June 30, 2006. The Company expects to report fully diluted earnings per share in the range of $0.20 to $0.22 for the second quarter of 2006.

The lower than expected results in the second quarter are primarily attributable to the following factors:

•	Higher than expected interest expense due to greater use of wholesale funding to support strong loan growth

•	Higher than expected expenses related to regulatory compliance efforts and the IT system conversion

Commenting on the second quarter results, William S. Thomas, Jr., President and Chief Executive Officer of Pacific Capital Bancorp, said, “Our loan production increased significantly during the second quarter, with the portfolio growing at an annualized rate of more than 20%. At the same time, our deposit growth has not met our expectations, and the use of higher cost funding sources has had a negative impact on our net interest margin.

“In addition, our regulatory compliance efforts and IT system conversion are top priorities for strengthening the Company and have required an increased level of spending to ensure their success. Based on the progress we are making, we believe the expenses related to these projects should decrease by the end of the year,” said Thomas.

The Company also revised its full year outlook based on the expectation of continued net interest margin compression, as well as regulatory and IT expenses that will not begin to decline until late in the year. The Company now expects full year 2006 diluted earnings per share to range between $2.15 and $2.20.

About Pacific Capital Bancorp

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 48 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, First Bank of San Luis Obispo, and Pacific Capital Bank.

Forward Looking Statements

This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company’s de novo branching and acquisition efforts, the operating characteristics of the Company’s income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company’s income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:	Deborah Whiteley
Director, Investor Relations
(805) 884-6680
Debbie.Whiteley@pcbancorp.com